Exhibit 99.2

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EDITED TRANSCRIPT

GEF—Q2 2012 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: JUNE 07, 2012 / 02:00PM GMT

OVERVIEW:

Co. announced 2Q12 net sales of $1.1b, resulting in net income attributable to Co. before special items of approx. $45m, or $0.77 per Class A share.

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Debra Strohmaier Greif, Inc.—VP of Communications

Rob McNutt Greif, Inc.—SVP, CFO

David Fischer Greif, Inc.—President and CEO

CONFERENCE CALL PARTICIPANTS

Matt Wooden Robert W. Baird & Co.—Analyst

Phil Gresh JPMorgan Chase—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Gabe Hajde Wells Fargo Securities—Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif, Inc. second quarter 2012 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Debra Strohmaier, Vice President of Corporate Communications for Greif. Thank you, you may begin.

Debra Strohmaier—Greif, Inc.—VP of Communications

Thank you, Christine. Good morning. As a reminder, you may follow this presentation on the web at greif.com in the Investor Center under Conference Call. If you don’t already have the earnings release, it is also available on our website.

We are on slide 2. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide 2 of this presentation, in the Company’s 2011 Form 10-K and in other Company SEC filings, as well as Company earnings news releases.

As noted on slide 3, this presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges and acquisition-related costs, and EBITDA before and after special items. EBITDA is defined as net income plus interest expense, net, plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization expense.

Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the second quarter 2012 earnings release.

Giving prepared remarks today are, in order of speaking, Senior Vice President and CFO, Rob McNutt, and President and CEO, David Fischer. I will now turn the call over to Mr. McNutt.

Rob McNutt—Greif, Inc.—SVP, CFO

Thank you, Deb. We are on slide 4. During the second quarter we continued to focus on three key priorities which include increasing cash flow, improving working capital management, and successfully integrating recent acquisitions. The $161 million of cash from operations generated during the three months ended April 30, is a second-quarter record and compares with $56 million for the same period last year. A new accounts receivable credit facility for Europe benefited second-quarter 2012 cash from operations by about $30 million. We remain committed to further improvement in cash flow during the second half of the year.

Through our Greif Business System, we have been deploying tools and processes to improve our working capital management. We see initial signs of progress that should continue from these efforts. Working capital performance measures are being managed at the plant level in our facilities worldwide, and the businesses report monthly on progress to David and me. Acquisition integration is proceeding as planned and initial synergies are being realized. These efforts include development of our three growth platforms of flexible products, drum reconditioning, and rigid intermediate bulk containers. David will comment further on these later. The Greif Business System continues to be a catalyst for identifying savings and is also a strong integration tool for realizing synergies.

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

As we enter the second half of our fiscal year, we continue to respond as appropriate to external influences related to the macroeconomic environment and market pressure, especially in Europe. This involves implementing specific contingency plans and paying close attention to our cost structure. We are encouraged by the progress achieved thus far and will continue to monitor market by market and take appropriate actions.

Please turn to slide 5. This financial summary highlights key measures of our financial performance in second quarter 2012 compared with the same period last year. The 4% increase in net sales to $1.1 billion benefited from an 8% increase from acquisitions which more than offset a 4% decline on a same structure basis. Selling prices increased 2% for the quarter, principally due to pass-through of raw material costs. And there was a negative 3% impact attributable to foreign currency translation. Gross profit was $203 million for the second quarter and was essentially flat with a year ago. Gross profit margin decreased to 18.5% from 19.7% for the same period last year principally due to lower volume and market pressure in Europe in our Rigid Industrial Packaging and Flexible Products businesses. Higher volume and lower input costs in our Paper Packaging business helped to mitigate a portion of that decline.

SG&A expenses were $122 million for the second quarter compared with $114 million last year. This increase was primarily due to the inclusion of SG&A expenses for acquired companies and a $2.4 million non-cash impairment charge related to properties under contract for sale, partially offset by lower acquisition-related costs. Acquisition-related costs were about $1 million for the second quarter of 2012 versus $8 million a year ago. Most of last year’s amount was related to our Flexible Products business. SG&A expenses were 11.1% of net sales for the quarter compared with 10.8% for the same period last year.

Restructuring charges were $10 million for the second quarter 2012 versus $5 million a year ago. 2012 year-to-date restructuring charges total $19 million, which are primarily attributable to implementation of GBS in the Flexibles business, and rightsizing of our Rigid Industrial Packaging Services segment in Europe in response to market conditions. These restructuring charges are front-end loaded for 2012, and we still anticipate approximately $30 million for the full year.

Operating profit before special items was $86 million for the second quarter 2012 compared with $104 million for the same period in 2011. Lower results in Europe were partially offset by improved performance in the Land Management segment.

Net interest expense was $24 million for the quarter compared with $19 million for the same period a year ago. This was primarily due to higher levels of debt outstanding related to acquisitions and related working capital requirements.

Income tax expense declined to approximately $13 million for second quarter versus $15 million for the same period last year. Principally due to the decline in pretax income in the second quarter 2012 and by a change in global earnings mix. Our annual book tax rate was 28.5% versus 23.5% for 2011. We continue to anticipate cash taxes will be approximately 20% for 2012, which is consistent with prior year.

Net income attributable to Greif before special items was approximately $45 million, which represents $0.77 per Class A share for the second quarter 2012 compared with $61 million, or $1.04 per Class A share for the same period a year ago. EBITDA was $111 million for the quarter versus $119 million last year. For the 2012 year-to-date period EBITDA was $208 million compared with $222 million last year.

Please turn to slide 6. Rigid Industrial Packaging net sales increased 8% to $803 million for the quarter compared with $744 million last year. While same-structure volumes were 4% below a year ago. Acquisitions added 12% to this year’s results. Average selling prices increased 4% for the second quarter, primarily due to pass-through of raw material costs. Prices for our key substrates, including cold-rolled steel and high-density polyethylene, have stabilized during the quarter. Foreign currency translation had a negative 3% impact on sales for the second quarter versus a positive 3% impact a year ago.

Gross profit of $147 million for the quarter was slightly above the same period last year. Lower volumes due to the prevailing economic factors primarily in Europe and increased market pressure resulted in a decline in gross profit margin to 18.3% from 19.5% last year. Operating profit before special items was $61 million for the second quarter versus $71 million a year ago. Solid results in North America and Asia partially offset lower results in Europe. Approximately $5 million of restructuring charges were recognized during the quarter compared with $2 million last year. Acquisition-related costs declined to about $800,000 in second quarter from approximately $3 million for the same period in 2011.

I am now on slide 7. Net sales for the Flexible Products & Services segment declined approximately 15% to $114 million for the second quarter of 2012 from $135 million for the same period last year. This decline was due to weak market conditions in Europe which currently represents a significant majority of this segment’s sales. Volumes increased slightly on a sequential quarter basis but were below the same period last year. Gross profit was $22 million for the quarter compared with $29 million a year ago. Gross profit margin declined to 19.4% of net sales for the second quarter from 21.5% in 2011, primarily due to lower sales volumes versus a year ago. Operating profit before special items was $3 million for the quarter versus operating profit before special items of $10 million last year. This decline was due to lower sales volumes, primarily in Western Europe.

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

Please turn to slide 8 and our Paper Packaging segment. Sales volume increased by 6% for the second quarter compared with last year. The solid second quarter 2012 volume increase was partially offset by modestly lower selling prices versus a year ago, primarily due to a change in product mix. As a result, the sales increased 2% to $171 million for the quarter from $167 million last year. Second-quarter gross profit was $30 million, which was slightly below the same period a year ago.

Higher volume and lower OCC costs, and lower utilities for the second quarter, substantially offset modestly lower selling prices and higher transportation costs compared with last year. Operating profit before special items declined to $14 million for the second quarter from $20 million a year ago. This difference was principally due to a charge of $2.8 million for a correcting adjustment related to third-party containerboard trades in a prior period and $2.4 million in non-cash impairment charges related to properties under contract for sale.

Turning to slide 9, net sales for the Land Management segment were $8 million for the second quarter with nearly $6 million a year ago. This increase was due to the sale of development properties in Canada and additional timber sales in the United States that resulted from increased selling opportunities attributable to weather and other supply concerns of key customers. As you know from our historical results, the quarterly amount of special use land sales is influenced by a number of factors that are difficult to forecast precisely.

Revenue from recreation, mineral and consulting services increased to 25% of net sales for the second quarter 2012. Operating profit was $7 million for the second quarter 2012 compared with $2 million for the second quarter 2011 and included special use property sales of $4 million and $300,000, respectively. The strong second-quarter 2012 results do not change our long-term expectations of $10 million to $20 million operating profit annually for the segment.

Please turn to slide 10. Capital expenditures declined slightly to $29 million for second quarter from $33 million last year. As I stated earlier, our focus on cash flow and working capital management is embedded throughout the Company. Working capital was $385 million at April 30, 2012 compared with $475 million at January 31, 2012 and $376 million at October 31, 2011, reflecting normal seasonal increases offset by improved working capital management in our businesses.

I am now on slide 11. Following a period of significant investment in our businesses, we remain focused on improving our cash flow profile and successful integration of acquisitions. Free cash flow, defined as cash from operations less capital expenditures and purchases of timberland, was $132 million for second quarter 2012 compared with $22 million a year ago. We experienced a positive swing of $183 million in cash flow for the first half of 2012 compared with the same period last year. For the first six months of this year, free cash flow was $96 million versus negative free cash flow of $87 million last year. Both the second quarter and year-to-date periods in 2012 benefited from $30 million attributable to the new accounts receivable facility noted earlier.

The results of our focus on increased cash flow is evident on the right-hand side of slide 11. At April 30, 2012, net debt was $1.305 billion, or $62 million below the year-end 2011 amount and $105 million below the end of first-quarter 2012. This past Monday, our Board of Directors approved quarterly cash dividends of $0.42 and $0.63 for Class A and Class B shares, respectively, for the quarter. These dividends are payable on July 1, 2012 to stockholders of record at the close of business on June 20, 2012.

Now please turn to slide 12. For the balance of the year, we expect our Rigid Industrial Packaging business in North America and Paper Packaging and Land Management segments will achieve solid results. Macroeconomic conditions impacting Europe will continue to pressure our Rigid Industrial Packaging and Flexible Products businesses in that region. Contributions from contingency actions, acquisition integration, and ongoing Greif Business System initiatives implemented during 2012 are expected to provide additional benefits to the full-year results. Due to the slower pace of the economic recovery in Europe compared with expectations earlier in the year, coupled with the currency translation impact of a declining euro, we anticipate EBITDA to be between $500 million and $525 million for 2012.

That concludes my remarks. I’ll now turn the call over to David Fischer for his remarks.

David Fischer —Greif, Inc.—President and CEO

Thank you, Rob. Please turn to slide 13. During the second quarter we made further progress by increasing cash flow and continuing to integrate our recent acquisitions, two of our top priorities for 2012. This resulted in a record second-quarter cash from operations. As Rob mentioned, cash flow was also a record for the first six months of our fiscal year. We attribute these achievements to a company-wide focus on increasing cash and improving working capital. This focus has been sharpened by new analytical tools that are being embedded in our operations company-wide all the way to the plant floor level. We expect to make additional progress during the second half of the coming year.

Last August, we reported during the quarter’s call that we saw the beginning of a downward business spiral in Europe. Now, we see indications of stability in certain countries and subregions. The initial signs of improvement that we noted in certain regions of the world during last quarter’s conference call are still visible. However, a number of issues remain to be resolved before we can be comfortable that a new normal economic outlook is in place. Until then, we continue to execute plans to control those things that we can control by adapting our cost structure to anticipated sales levels through the Greif Business System initiatives, work force and shift pattern adjustments, and, if necessary, further network rationalization.

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

In Europe, we continue to respond aggressively to macroeconomic developments and political issues. Much credit goes to Ivan Signorelli and his team, our Division President for EMEA Rigid’s operations. They are monitoring the horizon for indications of market changes, up or down, and scaling their individual operations to local demands and forecasts, as needed. Further, our Flexibles business, with the majority of its sales currently in the Eurozone, continued to position for expansion in to new markets globally with new products. At the same time, they continue to enhance existing operations with GBS initiatives and network rationalization. While our businesses operating in North America achieved solid results for the second quarter, the pace of global economic recovery remains uneven and stubbornly slow to accelerate.

I am now on slide 14. The successful integration of our recent acquisitions is one of our priorities for 2012, and these efforts are well underway. Last year, we acquired pack2pack to expand our new Rigid Industrial Packaging reconditioning business. We also acquired Fustiplast, which significantly strengthened our product offering of rigid intermediate bulk containers. We are actively implementing plans to achieve synergies and embed the Greif Business System into these operations and rightsizing operations to the cost structures that reflect macroeconomic challenges.

Although our integration initiatives have been more challenging due to the exposure of these businesses to Europe, we are nonetheless making progress and remaining focused on achieving our long-term goals. Customer requests for sales based on the combination of new and used drums in our EarthMinded Life Cycle Services drum reconditioning business are increasing. This reflects a broader trend by our customers toward sustainability objectives and a recognition of Greif’s long-term commitment to this business. In addition to implementing integration initiatives in both North America and Europe, the LCS team is working with our new Rigid Industrial Packaging sales staff in both regions and they have secured important customer wins.

Also, we have recently added a Fustiplast production line for rigid IBCs in our EMEA Industrial Packaging business and are developing additional lines for a disciplined staged rollout in our businesses worldwide. This will increase our customers’ access to unique rigid intermediate bulk containers with Fustiplast’s innovative design and desired product quality attributes.

I am now on slide 15. Safety is the first priority for us and is ingrained in our corporate culture. We reinforce this commitment daily by seeking to continuously improve Greif’s overall safety record. For example, meetings at the beginning of each shift start with a discussion of safety at all of our nearly 300 plants worldwide. Through proprietary technology developed for us, management can now monitor safety performance measures and trend analysis in real-time. We also deployed best practices throughout our facilities as an integral part of the Greif Business System.

Medical case rates, which measures the number of incidents to total hours worked, is a common ratio used to monitor safety trends. Although we recognize that medical case rate monitoring isn’t enough to measure the effectiveness of a safety program, it’s a good start. Still, our improvement is significant. To date, we have improved by 17% over last year and a full 63% from our metric four years ago. This 63% reduction is very gratifying to us as it includes a number of acquired facilities which typically enter our network with much higher incident rates than the typical heritage Greif sites.

While we are encouraged by this progress, we know there is much more to be accomplished to achieve a zero medical case rate, which has always been our goal. To help achieve our goal, we established a global safety skill team comprising of safety professionals from each one of our businesses located throughout the world. This team now meets regularly and is committed to taking our safety culture to the next level where all employees recognize that safe production is our absolute priority.

Now on slide 16. Overall, we are encouraged by the progress we achieved during the second quarter and the first half of 2012 concerning our goals of increased cash and successful acquisition integration. We look forward to reaching additional milestones this year that will help improve performance, further strengthen the balance sheet, and position us for more profitable growth in the future.

This concludes our prepared remarks. Rob and I will now answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Ghansham Panjabi, Robert W. Baird.

Matt Wooden —Robert W. Baird & Co.—Analyst

It’s Matt Wooden sitting in for Ghansham. I was hoping you could walk us through the volume trajectory for both Rigid and Flexible throughout the quarter. And in particular is the volume weakness in Europe broad-based or is it specific to certain product lines?

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

David Fischer —Greif, Inc.—President and CEO

We anticipated volumes would be a key portion of this conversation, so I will try to walk you through what I consider a very wide mixed bag of volume indicators around the world in an orderly fashion. Rob covered some of the numbers in aggregated form, and I will try to offer some color commentary. On a macro basis, only our paper business and Asia-Pacific are up sequentially quarter over quarter for this year, and for 2012 year-to-date versus 2011. The rest of the businesses remain below levels, seen both quarterly, sequentially, year-to-date from 2011. However, we have experienced some slightly stronger volumes in comparison of Q1 versus Q2, both in North America and Europe, excluding our Flexibles business, which has remained relatively flat. And I will come back to those numbers in just a second.

Latin America is probably the one area that has declined sequentially quarter over quarter in 2012. Reflecting tougher economic conditions within the region, as well as the entering of the low season within the region. Sequentially, if you look at our business from Q2 versus Q1 this year, North America Rigids has increased a bit more than we expected. It varies region by region across the country, more than what we had anticipated but they generally fall in the 10% to 15% range for Q2 versus Q1, which again was a bit more than we had expected.

For Europe, it’s almost a similar story to North America, with the second quarter over Q1 increased in the low double digits to high single digits range, say in the 8% to 12% range. Again, wide variation depending on the region of the continent. And I will mention Russia as a particular interesting market these days which has shown quite a bit of strength within the region, especially relative to Western Europe. In Latin America, the volumes quarter over quarter have declined in the low single digit range. As I mentioned earlier, we are still down the high single digits versus 2011 year to date. So, no sign of firming or recovering in Latin America just yet.

In Asia, we’re up high single digits to low double digits, Q2 over Q1 for 2012. And again, it is our only area of the Rigids business which is up both sequentially for quarter-over-quarter this year as well as up 2012 year-to-date over 2011. And if you take a look around the world and try to get a handle on what is happening, in recent days or even recent weeks, I would tell you that the watchword out of Europe, the watch words coming out of Europe, are restructuring and caution, most oftenly mentioned. We hear those from a wide base of our European customers, especially in the chemical industry.

We have also noticed a slowdown in customer shipments from China into Western Europe. Probably a reflection of the concern of the macro economic conditions in Western Europe. And in North America and Europe, probably the most interesting of the main markets that get the most press in recent weeks and days, we continue to see firming in North America both in Paper business and in our Rigid Industrial Packaging business in recent days and weeks. And to our surprise, better-than-expected pickup in our own Western Europe businesses in recent days to weeks, excluding again, our Flexibles business which has remained relatively flat.

Matt Wooden —Robert W. Baird & Co.—Analyst

We appreciate that level of detail. For a follow-up, after another quarter of solid free cash flow generation, could you just remind us of your priorities for free cash flow allocation after, obviously, the dividend is paid?

Rob McNutt —Greif, Inc.—SVP, CFO

Yes, this is Rob. In terms of free cash flow allocation, we’ve got a long history of the dividend, and clearly, that is an important component of it. Capital spending to maintain facilities under our current structure we believe is in the $85 million to $95 million range. And that’s certainly a priority. We’ve said that we will spend $130 million this year on CapEx. We’re looking at some projects towards the latter part of the year, potentially, that are quick payback/high return. Whether we do them late this year or early next year may move that number around a little bit. Then debt pay down, obviously, is a key component, as you see reflected in what we have done with the cash thus far.

Matt Wooden —Robert W. Baird & Co.—Analyst

Thank you and good luck with the rest of the year.

Operator

Phil Gresh with JPMorgan Chase.

Phil Gresh —JPMorgan Chase—Analyst

Just wanted to follow-up on the volume trends. As you look at your revised guidance, what are you assuming for volumes in the Rigid business in the back half? Is it basically in sync with the run rate that you are seeing here exiting the second quarter and entering into the third quarter?

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

Rob McNutt —Greif, Inc.—SVP, CFO

Yes Phil, this is Rob. And as we look forward, the market conditions that David described in terms of continuing to firm, although at a slower rate probably than we anticipated earlier in the year in Europe, and continued solid performance in North America, as we mentioned. As David mentioned, Asia-Pacific has been a bright spot for us in volumes. And we continue to expect for the balance of the year that we will continue to see year-over-year improvement there. And Latin America continuing to be somewhat soft, but not materially different from what we have been seeing here in recent months.

Phil Gresh —JPMorgan Chase—Analyst

Okay. So at what point, if you just run rate the progress you’ve been making here, what point do you turn positive on volumes in Rigid?

David Fischer —Greif, Inc.—President and CEO

We have to gain back globally about another 5%, if you are talking about a year-over-year type number, to go positive year-over-year.

Rob McNutt —Greif, Inc.—SVP, CFO

Same structure basis.

David Fischer —Greif, Inc.—President and CEO

Same structure basis.

Phil Gresh —JPMorgan Chase—Analyst

Let me ask my question a different way. Because it seems like — I’m not sure about this, but it seems like the volumes might still be down a little bit as we progress to the back half and currency is a negative. So if I look at the second half earnings from last year and the first half of this year, and I just add all those up, it’s something in the mid to high $400 million range on the EBITDA. And it seems like volumes may be down and currency is a headwind. So I’m wondering what the offsetting positives are that would get it to the $500 million to $525 million. Just correct me if I’m missing something in the volumes there.

Rob McNutt —Greif, Inc.—SVP, CFO

Sure. I think, as you may recall from David’s comments, that last year we started to see weakening in Europe in the third quarter in terms of volumes and we talked about that on our third-quarter call and our fourth-quarter call. So expect that, as we have seen some improvement in volumes here in the recent months, and sequentially quarter-over-quarter, we’ve certainly got a year-over-year easier comp in the back half of the year than we did in the first half of the year. And so that’s one component of it. The other pieces that fall into line there, and you are exactly right on currency, I’m sure you’ve got a better forecast on currencies than we do, during the month of May we saw a significant deterioration in the euro. And just to put that into perspective, it’s about $1.2 million of operating profit for every $0.01 decline in the euro for us. If you run that math, and depending on what your forecast on the euro is, you come to that conclusion.

The other piece that you’ve got to continue to look at is you look at the cost structure and the work that David pointed out that our team in Europe has done to substantially improve the cost structure year-over-year. Those guys have taken a lot of costs out of the structure. And so I think that operating performance will continue to see better operating performance relatively in terms of the incoming cash flow performance versus the volume performance continuing to be a little softer. So I think you put all those together and that is why we are comfortable at this point with the $500 million to $525 million. Now, again, if the euro continues to stay in this $1.24 range, you adjust accordingly.

Phil Gresh —JPMorgan Chase—Analyst

Okay, thanks. And then just the follow-up question is, with your Flexibles business, obviously the margins got a little bit worse there quarter-over-quarter, even excluding the special items. How are you thinking about that margin target that you have out there for 2015 at this stage? Does the volume challenges make you rethink that at all?

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

David Fischer —Greif, Inc.—President and CEO

It makes us look at it all the time. I don’t know about rethinking our move off of it just yet. We remain committed to the 15% margin. We need to pick up sales and volumes over the next couple of years to the tune of around $200 million, $250 million over a 36-month period to get to that type of level. Also, recognize that during this time period, when we are having startup costs for new capacities coming on, both Saudi Hub getting ready to fire up over the coming months as well as our shipping sack business, they have also put a drag on margins. Particularly when we are also at the same time consolidating the heritage network and still integrating four companies into one in Western Europe.

Phil Gresh —JPMorgan Chase—Analyst

Okay, thanks a lot.

Operator

Adam Josephson with KeyBanc.

Adam Josephson —KeyBanc Capital Markets—Analyst

Rob, one question on operating cash flow. Did it benefit from a change in the euro or other non-working capital factors? And if so, by what order of magnitude?

Rob McNutt —Greif, Inc.—SVP, CFO

Yes. If you look during the quarter, we ended the quarter, I think our euro-dollar translation was about $1.32 during the quarter. And the deterioration in the euro really was material after quarter end. So it’s not really a material factor during the course of the quarter.

Adam Josephson —KeyBanc Capital Markets—Analyst

Okay, and just a follow-up on that. Have your free cash flow expectations for the year changed since last quarter?

Rob McNutt —Greif, Inc.—SVP, CFO

We have not given guidance on free cash flow specifically. We give the EBITDA guidance but the major components that I spoke to in terms of EBITDA guidance now of $500 million to $525 million, still in that $130 million range on CapEx, with the caveat I mentioned earlier related to the timing of some specific projects near the tail end of the year. And then continue to anticipate the 20% cash taxes, continuing to anticipate similar interest, continue to be committed to the $25 million improvement in working capital year-over-year. If you add all that together, depending on what your own forecast for income and how you feel about the EBITDA, we are still in that same ballpark.

Adam Josephson —KeyBanc Capital Markets—Analyst

Thanks for that, Rob. And just one last one, regarding Europe. At what point will you determine if current business conditions in Europe represent something close to normal conditions such that you would have to make a long-term decision about reducing your presence there?

David Fischer —Greif, Inc.—President and CEO

That is a tough call. We are watching this thing daily and weekly. I will only tell you that we will make those decisions when they get to the time when we can’t tolerate the cost of an operation that is in a certain market. We don’t want to leave markets unless we have to. And we are not to that point yet. But you read as much of the press as we do, and maybe more and the puzzling thing for us right now is that our business is still showing some signs of firming there, despite the macroeconomic conditions that seem to be deteriorating.

Adam Josephson —KeyBanc Capital Markets—Analyst

Thanks for that. I appreciate it.

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

Operator

(Operator Instructions) [Gabe Hajde] with Wells Fargo.

Gabe Hajde —Wells Fargo Securities—Analyst

Two questions. One, can you talk about competitive pressures in Europe? I think you guys had mentioned on your prepared remarks a little bit of North America but I may have misheard.

David Fischer —Greif, Inc.—President and CEO

I can comment on either one of those. On a relative basis we’re still seeing fierce competitive pressures in Europe. It varies region by region. I would say that some of the mature markets of Germany, Netherlands, France, are probably the most acute, if you will, where you have a fair number of competitors who are all experiencing the same type of downturn. It has been fierce. In recent months, there has been some improvement in margins. Slight, from where we were but still fairly significantly off 2008 peaks and also still off versus same time period last year. So, while it isn’t going down any further, it’s not dramatically improving and we don’t anticipate it to improve — in the near term, anyway. In North America, we obviously have competitive pressures in a commodity type business across the board but it is less acute than Europe at this point in time.

Gabe Hajde —Wells Fargo Securities—Analyst

Okay. And with respect to raw material, things have come off a little bit since April and that’s more meaningful for your quarter. Can you talk about any headwinds you may have had in the second quarter and maybe how that transitions to a tailwind in the back half of the year?

David Fischer —Greif, Inc.—President and CEO

As far as current conditions on raw materials and in second quarter, one thing to note that stands out above all the others is polypropylene, particularly not only globally but in Europe. You’re talking about having to pass through 25% to 30% increases in polypropylene during the time period. A little less in high-density polyethylene for sure. Steel has softened a bit in the global market, in my opinion. Despite the rhetoric we hear from producers out there, the markets have slightly turned. And for the first time in a while, we have seen a divergence in steel pricing geographically around the world. Whereas before, steel pricing was fairly uniform, which, let’s say, not prevented but alleviated the incentive to import across geographic borders, steel supplies to our operation. In recent times, due to some softening in Asia, you’ve seen steel prices achieve a level below, let’s say, North America or Europe that have allowed some of that importation to resume. But all markets for steel, I think, have softened in recent times, and we are anticipating a moderate softening, both in steel and plastics for the back half of the year, at least for the foreseeable future driven clearly by the economic slowdown and lower capacity utilization by suppliers.

Gabe Hajde —Wells Fargo Securities—Analyst

Thank you very much.

Operator

Mr. Fischer, we have reached the end of the question-and-answer session. I would now like to turn the floor back over to you for further comments.

David Fischer —Greif, Inc.—President and CEO

Thank you, Christine. If you would please turn to slide 18. As I mentioned in my prepared remarks, we are encouraged by the record cash flow for the first six months of 2012 and progress regarding acquisition integration. We expect further achievements during the second half of the year, which will help improve our performance, strengthen the balance sheet, and position us for more profitable growth. I will now turn it over to Deb to provide replay information.

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JUNE 07, 2012 / 02:00PM GMT, GEF — Q2 2012 Greif Inc. Earnings Conference Call

Debra Strohmaier —Greif, Inc.—VP of Communications

Thanks, David. A replay of this conference call will be available in approximately one hour on the Company’s website at www.greif.com. We appreciate your interest and participation in this conference call this morning. This concludes today’s teleconference. Please disconnect your lines and have a meaningful day. Thank you.

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